Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION
OF THE OLB GROUP, INC.

The undersigned, for the purposes of amending the Certificate of Incorporation of The OLB Group, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The Board of Directors of the Corporation (the “Board”) duly adopted by written consent filed with the minutes of the Board in accordance with Section 141(f) of the DCGL on March 20, 2024, a resolution proposing and declaring advisable an amendment to the Certificate of Incorporation of said Corporation to consummate a reverse stock split of the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”).

SECOND: That upon the effectiveness of this Certificate of Amendment (the “Split Effective Time”) each share of the Common Stock issued and outstanding immediately prior to the date and time of the filing hereof with the Secretary of State of Delaware shall be automatically changed and reclassified into a smaller number of shares such that each ten (10) shares of issued Common Stock immediately prior to the Split Effective Time is reclassified into one share of Common Stock. Notwithstanding the immediately preceding sentence, there shall be no fractional shares issued and, in lieu thereof, a holder of Common Stock on the Split Effective Time who would otherwise be entitled to a fraction of a share as a result of the reclassification, following the Split Effective Time, shall receive upon the surrender of such stockholders’ old stock certificate, cash in lieu of fractional shares. As a consequence of this reclassification, the voting rights of each share of Series A Preferred Stock shall be reduced by the same ratio.

THIRD: That a meeting and vote of the stockholders of the Corporation (the “Stockholders”), took place on April 26, 2024 at which time this amendment was properly approved by the Stockholders.

FOURTH: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

FIFTH: The aforesaid amendment shall be effective as of 10:30 A.M. Eastern Standard Time on April 26, 2024.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of the Corporation to be duly executed by the undersigned this 26th day of April, 2024.

THE OLB GROUP, INC

/s/ Ronny Yakov
Name:	Ronny Yakov
Title:	Chairman and CEO